Exhibit 99.1

Press Release

October 29, 2026

FOR IMMEDIATE RELEASE
For more information contact:
Jane Funk, Executive Vice President, Treasurer and Chief Financial Officer (515) 222-5766

WEST BANCORPORATION, INC. ANNOUNCES THIRD QUARTER 2026 FINANCIAL RESULTS AND DECLARES QUARTERLY DIVIDEND

West Des Moines, IA - West Bancorporation, Inc. (Nasdaq: WTBA; the “Company”), parent company of West Bank, today reported third quarter 2026 net income of $11.6 million, or $0.67 per diluted common share, compared to second quarter 2026 net income of $11.1 million, or $0.64 per diluted common share, and third quarter 2025 net income of $9.3 million, or $0.55 per diluted common share. On October 28, 2026, the Company’s Board of Directors declared a regular quarterly dividend of $0.26 per common share. The dividend is payable on November 25, 2026, to stockholders of record on November 11, 2026.

David Nelson, President and Chief Executive Officer of the Company, commented, “Our net income for the first nine months of 2026 has increased 32 percent compared to the first nine months of 2025. Our annualized return on average equity has improved to 16.18 percent for the first nine months of 2026, compared to 14.27 percent for the first nine months of 2025 and our annualized return on average assets has grown to 1.16 percent in the third quarter of 2026. We are producing stronger profitability through margin expansion and expense discipline, while maintaining a strict underwriting culture and strong asset quality. Our balance sheet management strategies have resulted in a reduction in wholesale funding and steady growth in net interest income.”

Mr. Nelson added, “Our balance sheet remains exceptionally strong, supported by solid capital and liquidity levels. Credit quality remains pristine with no loans on nonaccrual status at September 30, 2026. Additionally, this marks our ninth consecutive quarter-end with no loans greater than 30 days past due.”

Third Quarter 2026 Compared to Second Quarter 2026 Overview

•Quarterly net income was $11.6 million, an increase of $0.5 million, or 5.01 percent, compared to prior quarter.
•Quarterly return on average equity increased to 16.41 percent, compared to 16.21 percent in prior quarter.
•Loan balances increased $45.1 million, or 1.5 percent as of September 30, 2026, compared to June 30, 2026.

•No credit loss expense on loans was recorded in either the third or second quarter of 2026.

•The allowance for credit losses to total loans was 1.02 percent as of September 30, 2026, compared to 1.03 percent as of June 30, 2026. There were no nonaccrual loans at September 30, 2026 or June 30, 2026. Substandard loans decreased to $13.8 million as of September 30, 2026, from $14.4 million as of June 30, 2026. The substandard loan balances consisted of commercial and commercial real estate loans to two borrowers. In both instances, the Company believes the loans are sufficiently collateralized. Watch list loans decreased from $7.1 million as of June 30, 2026 to $6.7 million as of September 30, 2026. The decreases in substandard and and watch list loans was primarily due to principal payments.

•Deposits, excluding brokered deposits, decreased $65.8 million, or 2.0 percent, in the third quarter of 2026. Brokered deposits were reduced by $8.5 million. As of September 30, 2026, estimated uninsured deposits, which exclude deposits in a reciprocal deposit network, brokered deposits and public funds protected by state programs, accounted for approximately 28.5 percent of total deposits.

•Net interest margin, on a fully tax-equivalent basis (a non-GAAP measure), was 2.77 percent for the third quarter of 2026, compared to 2.69 percent for the second quarter of 2026. Net interest income for the third quarter of 2026 was $26.4 million, compared to $25.5 million for the second quarter of 2026. Loan yields increased 8 basis points, to 5.73 percent, in the third quarter of 2026 compared to the second quarter of 2026, while the average balance of loans declined $44.1 million. The cost of interest-bearing deposits increased 3 basis points, to 2.76 percent. The average balance of interest-bearing deposits decreased $36.4 million in the third quarter of 2026 compared to the prior quarter. The comparison of asset yields and cost of interest-bearing deposits is impacted by the 25 basis point increase in the federal funds target rate in September 2026. The average balance of FHLB advances declined $32.1 million in the third quarter of 2026 compared to the prior quarter as matured advances were not renewed.

•The efficiency ratio (a non-GAAP measure) was 47.81 percent for the third quarter of 2026, compared to 48.78 percent for the second quarter of 2026, primarily due to the increase in tax-equivalent net interest income.

•The tangible common equity ratio was 6.98 percent as of September 30, 2026, compared to 6.97 percent as of June 30, 2026.

Third Quarter 2026 Compared to Third Quarter 2025 Overview

•Quarterly net income was $11.6 million, an increase of $2.3 million, or 24.8 percent, compared to prior year.
•Quarterly return on average equity increased to 16.41 percent, compared to 15.25 percent in prior year.
•Loan balances were down slightly by $13.7 million at September 30, 2026, or 0.5 percent, compared to September 30, 2025. Changes in the loan portfolio included decreases of $159.0 million in construction, land and land development loans and $52.9 million in commercial loans and an increase of $156.3 million in commercial real estate loans. The change in loan mix included reclassifications resulting from completed construction projects moving to permanent financing and commercial loan restructurings that added real estate as collateral.

•Deposits, excluding brokered deposits, increased $67.0 million, or 2.2 percent, as of September 30, 2026, compared to September 30, 2025. Brokered deposits were reduced by $102.9 million.

•Net interest margin, on a fully tax-equivalent basis (a non-GAAP measure), was 2.77 percent for the third quarter of 2026, compared to 2.36 percent for the third quarter of 2025. Net interest income for the third quarter of 2026 was $26.4 million, compared to $22.5 million for the third quarter of 2025. Loan yields increased by 7 basis points in the 3rd quarter of 2026, compared to the third quarter of 2025, while the average balance of loans declined $19.6 million. The cost of interest-bearing deposits decreased by 41 basis points in the third quarter of 2026 compared to the third quarter of 2025. The average balance of interest-bearing deposits declined $41.3 million in the third quarter of 2026 compared to the third quarter of 2025. The comparison of asset yields and cost of interest-bearing deposits is impacted by the 75 basis point decrease in the federal funds target rate in the third and fourth quarters of 2025 and subsequent 25 basis point increase in the federal funds target rate in September 2026.
•The efficiency ratio (a non-GAAP measure) was 47.81 percent for the third quarter of 2026, compared to 54.06 percent for the third quarter of 2025. The improvement in the efficiency ratio in the third quarter of 2026 compared to the third quarter of 2025 was primarily due to the increase in tax-equivalent net interest income.

•The tangible common equity ratio was 6.98 percent as of September 30, 2026, compared to 6.40 percent as of September 30, 2025. The increase in the tangible common equity ratio was due to growth in retained earnings.

The Company filed its report on Form 10-Q with the Securities and Exchange Commission today. Please refer to that document for a more in-depth discussion of the Company’s financial results. The Form 10-Q is available on the Investor Relations section of West Bank’s website at www.westbankstrong.com.

The Company will discuss its results in a conference call scheduled for 2:00 p.m. Central Time on Thursday, October 29, 2026. The telephone number for the conference call is 833-461-5787. The meeting ID for the conference call is 761930850. A recording of the call will be available until November 12, 2026, by dialing 833-309-1852. The meeting ID for the replay call is 761930850.

About West Bancorporation, Inc. (Nasdaq: WTBA)

West Bancorporation, Inc. is headquartered in West Des Moines, Iowa. Serving customers since 1893, West Bank, a wholly-owned subsidiary of West Bancorporation, Inc., is a community bank that focuses on lending, deposit services, and trust services for small- to medium-sized businesses and consumers. West Bank has six offices in the Des Moines, Iowa metropolitan area, one office in Coralville, Iowa, and four offices in Minnesota in the cities of Rochester, Owatonna, Mankato and St. Cloud.

Certain statements in this report, other than purely historical information, including estimates, projections, statements relating to the Company’s business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may appear throughout this report. These forward-looking statements are generally identified by the words “believes,” “expects,” “intends,” “anticipates,” “projects,” “forecasts,” “plans,” “targets,” “future,” “confident,” “potentially,” “probably,” “outlook,” “may,” “should,” “would,” “could,” “will,” “strategy,” “plan,” “opportunity,” “will be,” “will likely result,” “will continue” or similar references, as well as the negative of such words, or references to estimates, predictions or future events. Forward-looking statements are not historical facts but instead represent management’s current expectations and forecasts regarding future events, many of which are inherently uncertain and outside of our control. Such forward-looking statements are based upon certain underlying assumptions, known and unknown, risks and uncertainties. Because of the possibility that the underlying assumptions are incorrect or do not materialize as expected in the future, actual results may differ, possibly materially, from these forward-looking statements. Risks and uncertainties that may affect future results include, but are not limited to: interest rate risk, including the effects of the recent increase in the benchmark federal funds rate by the Federal Reserve; fluctuations in the values of the securities held in our investment portfolio, including as a result of rising interest rates; competitive pressures, including from non-bank competitors such as credit unions, “fintech” companies and digital asset service providers; technological changes implemented by us and other parties, including third-party vendors, which may be more difficult to implement or more expensive than anticipated or which may have unforeseen consequences to us and our customers, including the development and implementation of tools incorporating artificial intelligence; pricing pressures on loans and deposits; our ability to successfully manage liquidity risk; changes in credit and other risks posed by the Company’s loan portfolio, including declines in commercial or residential real estate values or changes in the allowance for credit losses dictated by new market conditions, accounting standards or regulatory requirements; the concentration of large deposits from certain clients, including those who have balances above current FDIC insurance limits; the threat or imposition of domestic or foreign tariffs or other governmental policies impacting the global supply chain and the value of products produced by our commercial borrowers; effects on the U.S. economy resulting from actions taken by the federal government, including executive orders and immigration enforcement; changes in local, national and international economic conditions, including the level and impact of inflation, and future monetary policies of the Federal Reserve in response thereto, and possible recession; the impact of bank failures or adverse developments at other banks and related negative publicity about the banking industry in general on investor and depositor sentiment regarding the stability and liquidity of banks; changes in legal and regulatory requirements, limitations and costs; changes in customers’ acceptance of the Company’s products and services; the occurrence of fraudulent activity, breaches or failures of our or our third-party partners’ information security controls or cyber-security related incidents, including as a result of sophisticated attacks using artificial intelligence and similar tools; unexpected outcomes of existing or new litigation involving the Company; the monetary, trade and other regulatory policies of the U.S. government; the effects of acts of war or terrorism, including the wars in Iran and Ukraine, ongoing conflicts in the Middle East, and other international military conflicts that can increase levels of political and economic unpredictability, contribute to rising energy and commodity prices, affect global supply chains, increase the volatility of financial markets, and other matters beyond our control; widespread disease, pandemics or epidemics, or other adverse external events; risks related to climate change and the negative impact it may have on our customers and their business; changes to U.S. tax laws, regulations and guidance; potential changes in federal policy and at regulatory agencies; talent and labor shortages; emerging issues related to the development and use of artificial intelligence that could give rise to legal or regulatory action, damage our reputation or otherwise materially harm our business or customers; the availability of future equity and debt issuances and other capital raising opportunities on favorable terms; and any other risks described in the “Risk Factors” sections of reports filed by the Company with the Securities and Exchange Commission (the “SEC”). The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, any of the forward-looking statements that the Company makes in this report or the documents the Company files with or furnishes to the SEC are based only on information then actually known to the Company and upon management’s beliefs and assumptions at the time they are made, which may turn out to be wrong because of inaccurate assumptions they might make, because of the factors described above or because of other factors that the Company cannot foresee. Forward-looking statements speak only as of the date they are made, and the Company does not undertake and specifically disclaims any obligation to revise or update such forward-looking statements to reflect current or future events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

WEST BANCORPORATION, INC. AND SUBSIDIARY
Financial Information (unaudited)

	As of and for the Quarter Ended					For the Nine Months Ended
KEY PERFORMANCE RATIOS AND OTHER METRICS	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	September 30, 2026	September 30, 2025
Return on average assets(1)	1.16%	1.10%	1.06%	0.72%	0.92%	1.11%	0.84%
Return on average equity(2)	16.41	16.21	15.91	11.33	15.25	16.18	14.27
Net interest margin(3)(13)	2.77	2.69	2.59	2.47	2.36	2.68	2.30
Yield on interest-earning assets(4)(13)	5.16	5.10	5.04	5.02	5.13	5.10	5.08
Cost of interest-bearing liabilities	2.90	2.88	2.90	3.02	3.26	2.89	3.27
Efficiency ratio(5)(13)	47.81	48.78	49.85	50.21	54.06	48.79	55.60
Nonperforming assets to total assets(6)	0.00	0.00	0.00	0.00	0.00
ACL ratio(7)	1.02	1.03	1.02	1.02	1.01
Loans/total assets	76.96	73.21	74.59	72.47	75.50
Loans/total deposits	91.58	88.20	89.71	86.54	91.00
Tangible common equity ratio(8)	6.98	6.97	6.75	6.42	6.40

COMMON SHARE DATA
Earnings per common share (basic)	$0.68	$0.65	$0.62	$0.44	$0.55	$1.96	$1.49
Earnings per common share (diluted)	0.67	0.64	0.61	0.43	0.55	1.93	1.48
Dividends per common share	0.26	0.25	0.25	0.25	0.25	0.76	0.75
Book value per common share(9)	15.94	16.49	15.90	15.70	15.06
Closing stock price	28.51	26.53	23.79	22.19	20.32
Market price/book value(10)	178.86%	160.89%	149.62%	141.34%	134.93%
Price earnings ratio(11)	10.57	10.18	9.40	12.71	9.31
Annualized dividend yield(12)	3.65%	3.77%	4.20%	4.51%	4.92%

REGULATORY CAPITAL RATIOS
Consolidated:
Total risk-based capital ratio	13.43%	13.46%	12.99%	12.77%	12.54%
Tier 1 risk-based capital ratio	10.78	10.77	10.34	10.14	9.93
Tier 1 leverage capital ratio	9.18	8.91	8.74	8.44	8.51
Common equity tier 1 ratio	10.21	10.18	9.77	9.56	9.37
West Bank:
Total risk-based capital ratio	13.87%	13.97%	13.53%	13.35%	13.17%
Tier 1 risk-based capital ratio	12.95	13.03	12.61	12.44	12.26
Tier 1 leverage capital ratio	11.03	10.79	10.66	10.35	10.50
Common equity tier 1 ratio	12.95	13.03	12.61	12.44	12.26

(1) Annualized net income divided by average assets.
(2) Annualized net income divided by average stockholders’ equity.
(3) Annualized tax-equivalent net interest income divided by average interest-earning assets.
(4) Annualized tax-equivalent interest income on interest-earning assets divided by average interest-earning assets.
(5) Noninterest expense (excluding other real estate owned expense and write-down of premises) divided by noninterest income (excluding net securities gains/losses and gains/losses on disposition of premises and equipment) plus tax-equivalent net interest income.
(6) Total nonperforming assets divided by total assets.
(7) Allowance for credit losses on loans divided by total loans.
(8) Common equity less intangible assets (none held) divided by tangible assets.
(9) Includes accumulated other comprehensive loss.
(10) Closing stock price divided by book value per common share.
(11) Closing stock price divided by annualized earnings per common share (basic).
(12) Annualized dividend divided by period end closing stock price.
(13) A non-GAAP measure.

WEST BANCORPORATION, INC. AND SUBSIDIARY
Financial Information (unaudited)
(in thousands)
	As of
CONDENSED BALANCE SHEETS	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
Assets
Cash and due from banks	$23,155	$30,986	$40,018	$25,171	$26,875
Interest-earning deposits with banks	88,822	260,633	180,218	324,502	109,265
Securities purchased under agreements to resell	160,444	142,080	141,742	121,413	96,792
Securities available for sale, at fair value	415,648	446,575	456,410	468,447	537,856
Federal Home Loan Bank stock, at cost	12,426	15,168	15,180	15,167	15,190
Loans	2,995,211	2,950,114	2,991,638	3,001,690	3,008,888
Allowance for credit losses	(30,536)	(30,530)	(30,523)	(30,525)	(30,515)
Loans, net	2,964,675	2,919,584	2,961,115	2,971,165	2,978,373
Premises and equipment, net	105,510	106,626	107,619	108,380	109,212
Bank-owned life insurance	47,066	46,751	46,500	46,192	45,875
Other assets	73,930	61,261	62,171	61,807	66,042
Total assets	$3,891,676	$4,029,664	$4,010,973	$4,142,244	$3,985,480

Liabilities and Stockholders’ Equity
Deposits	$3,270,646	$3,344,900	$3,334,972	$3,468,470	$3,306,517
Borrowings	312,852	374,037	375,221	376,406	389,076
Other liabilities	36,488	29,685	30,037	31,383	34,754
Stockholders’ equity	271,690	281,042	270,743	265,985	255,133
Total liabilities and stockholders’ equity	$3,891,676	$4,029,664	$4,010,973	$4,142,244	$3,985,480

	For the Quarter Ended
AVERAGE BALANCES	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
Assets	$3,993,933	$4,029,324	$4,027,218	$4,104,279	$4,004,769
Loans	2,940,392	2,984,527	2,971,497	2,982,754	2,959,962
Deposits	3,335,242	3,347,452	3,348,255	3,418,539	3,333,800
Stockholders’ equity	281,208	273,967	269,453	259,932	242,245

WEST BANCORPORATION, INC. AND SUBSIDIARY
Financial Information (unaudited)
(in thousands)
	As of
LOANS	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
Commercial	$458,416	$463,248	$471,423	$505,059	$511,316
Real estate:
Construction, land and land development	289,616	333,753	376,059	426,833	448,660
1-4 family residential first mortgages	133,880	130,951	139,118	93,122	87,784
Home equity	26,331	25,999	27,084	26,088	27,083
Commercial	2,068,526	1,977,477	1,958,189	1,929,766	1,912,235
Consumer and other	20,984	21,347	22,257	23,374	24,697
	2,997,753	2,952,775	2,994,130	3,004,242	3,011,775
Net unamortized fees and costs	(2,542)	(2,661)	(2,492)	(2,552)	(2,887)
Total loans	$2,995,211	$2,950,114	$2,991,638	$3,001,690	$3,008,888
Less: allowance for credit losses	(30,536)	(30,530)	(30,523)	(30,525)	(30,515)
Net loans	$2,964,675	$2,919,584	$2,961,115	$2,971,165	$2,978,373

CREDIT QUALITY
Pass	$2,977,301	$2,931,300	$2,952,824	$2,952,015	$2,973,103
Watch	6,697	7,112	41,306	52,227	38,672
Substandard	13,755	14,363	—	—	—
Doubtful	—	—	—	—	—
Total loans	$2,997,753	$2,952,775	$2,994,130	$3,004,242	$3,011,775

DEPOSITS
Noninterest-bearing demand	$551,615	$553,660	$511,013	$540,358	$512,869
Interest-bearing demand	436,697	506,574	489,990	577,814	448,731
Savings and money market - non-brokered	1,677,699	1,705,057	1,731,835	1,739,790	1,677,543
Money market - brokered	101,979	100,450	86,304	99,718	121,849
Total nonmaturity deposits	2,767,990	2,865,741	2,819,142	2,957,680	2,760,992
Time - non-brokered	502,656	469,159	485,658	455,944	462,542
Time - brokered	—	10,000	30,172	54,846	82,983
Total time deposits	502,656	479,159	515,830	510,790	545,525
Total deposits	$3,270,646	$3,344,900	$3,334,972	$3,468,470	$3,306,517

BORROWINGS
Subordinated notes, net	$80,352	$80,287	$80,221	$80,156	$80,090
Federal Home Loan Bank advances	210,000	270,000	270,000	270,000	270,000
Long-term debt	22,500	23,750	25,000	26,250	38,986
Total borrowings	$312,852	$374,037	$375,221	$376,406	$389,076

STOCKHOLDERS’ EQUITY
Preferred stock	$—	$—	$—	$—	$—
Common stock	3,000	3,000	3,000	3,000	3,000
Additional paid-in capital	38,068	37,312	36,553	37,231	36,473
Retained earnings	314,605	307,408	300,596	294,259	291,069
Accumulated other comprehensive loss	(83,983)	(66,678)	(69,406)	(68,505)	(75,409)
Total stockholders’ equity	$271,690	$281,042	$270,743	$265,985	$255,133

WEST BANCORPORATION, INC. AND SUBSIDIARY
Financial Information (unaudited)
(in thousands)
	For the Quarter Ended
CONSOLIDATED STATEMENTS OF INCOME	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
Interest income:
Loans, including fees	$42,463	$42,031	$40,946	$41,992	$42,198
Securities:
Taxable	2,105	2,097	2,143	2,355	2,643
Tax-exempt	634	636	638	677	739
Deposits with banks	2,224	2,130	2,047	2,808	2,087
Securities purchased under agreements to resell	1,769	1,580	1,617	1,370	1,258
Total interest income	49,195	48,474	47,391	49,202	48,925
Interest expense:
Deposits	19,376	19,184	19,261	21,112	22,539
Subordinated notes	1,113	1,110	1,104	1,109	1,107
Federal Home Loan Bank advances	1,965	2,274	2,244	2,316	2,292
Long-term debt	371	385	397	459	486
Total interest expense	22,825	22,953	23,006	24,996	26,424
Net interest income	26,370	25,521	24,385	24,206	22,501
Credit loss expense	—	—	—	—	—
Net interest income after credit loss expense	26,370	25,521	24,385	24,206	22,501
Noninterest income:
Service charges on deposit accounts	482	476	508	493	491
Debit card interchange income	504	514	472	493	477
Trust services	1,190	1,048	1,010	964	894
Increase in cash value of bank-owned life insurance	316	313	308	317	308
Realized securities losses, net	—	—	—	(3,959)	—
Other income	253	245	256	800	333
Total noninterest income (loss)	2,745	2,596	2,554	(892)	2,503
Noninterest expense:
Salaries and employee benefits	7,956	7,987	7,632	7,579	7,457
Occupancy and equipment	2,025	2,006	2,006	2,083	2,090
Technology and software	790	822	774	789	794
Data processing	578	545	596	673	663
FDIC insurance	455	444	473	475	637
Professional fees	260	298	278	297	303
Other expenses	1,897	1,665	1,706	1,833	1,606
Total noninterest expense	13,961	13,767	13,465	13,729	13,550
Income before income taxes	15,154	14,350	13,474	9,585	11,454
Income taxes	3,526	3,277	2,902	2,160	2,140
Net income	$11,628	$11,073	$10,572	$7,425	$9,314

Basic earnings per common share	$0.68	$0.65	$0.62	$0.44	$0.55
Diluted earnings per common share	$0.67	$0.64	$0.61	$0.43	$0.55

WEST BANCORPORATION, INC. AND SUBSIDIARY
Financial Information (unaudited)
(in thousands)
	For the Nine Months Ended
CONSOLIDATED STATEMENTS OF INCOME	September 30, 2026	September 30, 2025
Interest income:
Loans, including fees	$125,440	$124,852
Securities:
Taxable	6,345	8,116
Tax-exempt	1,908	2,224
Deposits with banks	6,401	6,551
Securities purchased under agreements to resell	4,966	1,280
Total interest income	145,060	143,023
Interest expense:
Deposits	57,821	66,638
Subordinated notes	3,327	3,316
Federal Home Loan Bank advances	6,483	6,786
Long-term debt	1,153	1,508
Total interest expense	68,784	78,248
Net interest income	76,276	64,775
Credit loss expense	—	—
Net interest income after credit loss expense	76,276	64,775
Noninterest income:
Service charges on deposit accounts	1,466	1,448
Debit card interchange income	1,490	1,401
Trust services	3,248	2,472
Increase in cash value of bank-owned life insurance	937	885
Other income	754	950
Total noninterest income	7,895	7,156
Noninterest expense:
Salaries and employee benefits	23,575	21,804
Occupancy and equipment	6,037	6,087
Technology and software	2,386	2,371
Data processing	1,719	1,923
FDIC insurance	1,372	1,894
Professional fees	836	914
Other expenses	5,268	5,105
Total noninterest expense	41,193	40,098
Income before income taxes	42,978	31,833
Income taxes	9,705	6,698
Net income	$33,273	$25,135

Basic earnings per common share	$1.96	$1.49
Diluted earnings per common share	$1.93	$1.48

NON-GAAP FINANCIAL MEASURES

This report contains references to financial measures that are not defined in GAAP. Such non-GAAP financial measures include the Company’s presentation of net interest income and net interest margin on a fully taxable equivalent (FTE) basis and the presentation of the efficiency ratio on an adjusted and FTE basis, excluding certain income and expenses. Management believes these non-GAAP financial measures provide useful information to both management and investors to analyze and evaluate the Company’s financial performance. These measures are considered standard measures of comparison within the banking industry. Additionally, management believes providing measures on a FTE basis enhances the comparability of income arising from taxable and nontaxable sources. Limitations associated with non-GAAP financial measures include the risks that persons might disagree as to the appropriateness of items included in these measures and that different companies might calculate these measures differently. These non-GAAP disclosures should not be considered an alternative to the Company’s GAAP results. The following table reconciles the non-GAAP financial measures of net interest income and net interest margin on a fully taxable equivalent basis and efficiency ratio on an adjusted and FTE basis.

(in thousands)	For the Quarter Ended					For the Nine Months Ended
	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	September 30, 2026	September 30, 2025
Reconciliation of net interest income and net interest margin on a FTE basis to GAAP:
Net interest income (GAAP)	$26,370	$25,521	$24,385	$24,206	$22,501	$76,276	$64,775
Tax-equivalent adjustment (1)	76	75	72	70	61	223	186
Net interest income on a FTE basis (non-GAAP)	26,446	25,596	24,457	24,276	22,562	76,499	64,961
Average interest-earning assets	3,785,334	3,820,041	3,821,463	3,893,827	3,790,154	3,808,813	3,769,158
Net interest margin on a FTE basis (non-GAAP)	2.77%	2.69%	2.59%	2.47%	2.36%	2.68%	2.30%

Reconciliation of efficiency ratio on an adjusted and FTE basis to GAAP:
Net interest income on a FTE basis (non-GAAP)	$26,446	$25,596	$24,457	$24,276	$22,562	$76,499	$64,961
Noninterest income	2,745	2,596	2,554	(892)	2,503	7,895	7,156
Adjustment for realized securities losses, net	—	—	—	3,959	—	—	—
Adjustment for losses on disposal of premises and equipment, net	7	28	2	—	—	37	8
Adjusted income	29,198	28,220	27,013	27,343	25,065	84,431	72,125
Noninterest expense	13,961	13,767	13,465	13,729	13,550	41,193	40,098
Efficiency ratio on an adjusted and FTE basis (non-GAAP) (2)	47.81%	48.78%	49.85%	50.21%	54.06%	48.79%	55.60%
(1)    Computed on a tax-equivalent basis using a federal income tax rate of 21 percent, adjusted to reflect the effect of the nondeductible interest expense associated with owning tax-exempt securities and loans. Management believes the presentation of this non-GAAP measure provides supplemental useful information for proper understanding of the financial results, as it enhances the comparability of income arising from taxable and nontaxable sources.
(2)     The efficiency ratio expresses noninterest expense as a percent of fully taxable equivalent net interest income and noninterest income, excluding specific noninterest income and expenses. Management believes the presentation of this non-GAAP measure provides supplemental useful information for proper understanding of the Company's financial performance. It is a standard measure of comparison within the banking industry. A lower ratio is more desirable.